SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: MERRILL LYNCH INFLATION PROTECTED BOND FUND

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                                            800 Scudders Mill Road
                                            Plainsboro, New Jersey 08536

Telephone Number (including area code):     (609) 282-2800

Name and Address of Agent for Service of Process:

                                            Terry K. Glenn
                                            800 Scudders Mill Road
                                            Plainsboro, New Jersey 08536

                                            Mailing Address:
                                            P.O. Box 9011
                                            Princeton, New Jersey 08543-9011

Check Appropriate Box:

                                            Registrant is filing a Registration
                                            Statement pursuant to Section 8(b)
                                            of the Investment Company Act of
                                            1940 concurrently with the filing
                                            of Form N-8A:

                                            YES: [X]          NO: [    ]

SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 4th day of December, 2003.

                                            Signature:

                                            MERRILL LYNCH INFLATION PROTECTED
                                            BOND FUND


                                            By: /s/ Phillip S. Gillespie
                                                ----------------------------
                                                    Phillip S. Gillespie
                                                    (President and Trustee)

Attest: /s/ Alice A. Pellegrino
        ------------------------
            Alice A. Pellegrino
            (Secretary and Trustee)